Exhibit 99.1

Provident Bancorp, Inc. Reports Earnings for the June 30, 2019 Quarter

Company Release – 07/19/2019

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for The Provident Bank (the “Bank”), reported net income for the three months ended June 30, 2019 of $2.5 million, or $0.27 per diluted share, compared to $2.4 million, or $0.26 per diluted share, for the three months ended June 30, 2018. Net income for the six months ended June 30, 2019 was $4.7 million, or $0.51 per diluted share, compared to $4.4 million, or $0.47 per diluted share, for the six months ended June 30, 2018.

CEO Dave Mansfield said “After months of planning, we are moving forward with two significant initiatives designed to continue the growth trajectory of The Provident Bank. On June 5th, we announced our intention to carry out a second-step conversion and related stock offering. The transition to a full stock company is expected to increase our regulatory capital, provide greater flexibility in accessing capital markets in the future and offer a more liquid trading market, as well as enhance our ability to pay dividends to our shareholders. The second initiative declared our entry into the crypto-currency market by offering deposit services to digital currency related customers. Our team worked tirelessly to develop this product by creating a comprehensive compliance program with the assistance of a top-tier consultant and a new Regtech partnership. The product is further enriched by our ability to insure 100% of deposits through the Provident’s DIF (Depositors Insurance Fund) membership, giving us a unique competitive advantage in the burgeoning digital asset space.”

Net interest and dividend income before provision for loan losses increased by $1.4 million, or 15.7%, compared to the three months ended June 30, 2018 and increased by $2.9 million, or 16.1%, compared to the six months ended June 30, 2018. The growth in net interest and dividend income this quarter over the prior year’s second quarter is primarily the result of an increase in our average interest earning assets of $100.1 million, or 11.9%, and an increase in net interest margin of 15 basis points to 4.50%. The growth in net interest income for the six months ended June 30, 2019 compared to the same period in 2018 is primarily the result of an increase in average interest earning assets of $93.5 million, or 11.1%, and an increase of the net interest margin of 19 basis points to 4.45%.

Provisions for loan losses of $1.4 million were recognized for the three months ended June 30, 2019 compared to $638,000 for the same period in 2018. For the six months ended June 30, 2019, $2.8 million of provisions were recognized compared to $1.3 million for the six months ended June 30, 2018. The changes in the provision were based on management’s assessment of loan portfolio growth and composition changes, historical charge-off trends, levels of problem loans and other asset quality trends. During the second quarter, we had $1.4 million in loan net charge-offs, for which we had allocated $786,000 in specific reserves as of the first quarter in 2019. The charge-offs resulted in provision expense of $636,000.

The allowance for loan losses as a percentage of total loans was 1.31% as of June 30, 2019 compared to 1.38% as of December 31, 2018. The allowance for loan losses as a percentage of non-performing loans was 217.61% as of June 30, 2019 compared to 186.55% as of December 31, 2018. Non-performing loans were $5.4 million, or 0.53% of total assets as of June 30, 2019, compared to $6.3 million, or 0.64% of total assets, as of December 31, 2018. The non-performing loans at June 30, 2019 consisted primarily of three commercial and industrial loan relationships. Impairment was evaluated and specific reserves of $163,000 were allocated to impaired loans as of June 30, 2019.

In May 2011, the Bank joined the BancAlliance Network. BancAlliance has a membership of approximately 200 community banks that together participate in middle market commercial and industrial loans as a way to diversify their commercial portfolio. During the six months ended June 30, 2019, the Bank charged-off one commercial and industrial loan totaling $917,000 and accepted a short-sale of another loan, each of which was originated through the BancAlliance Network. The accepted short-sale resulted in a charge-off of $589,000 on a $1.2 million loan relationship. As of June 30, 2019, the Bank has nine BancAlliance loan relationships remaining totaling $12.4 million. Out of the nine relationships, five totaling $6.6 million are pass rated, two totaling $3.4 million are on watch and two totaling $2.4 million are substandard. One relationship totaling $1.9 million is on non-accrual and deemed impaired. We have allocated specific reserves totaling $136,000 for this relationship. Our last BancAlliance loan origination was in February 2017 and at this time we are not anticipating originating any new loans through this network.

Noninterest income decreased $62,000, or 5.5%, and was $1.1 million for each of the three months ended June 30, 2019 and 2018. The decrease is primarily due to a decrease in other service charges and fees of $88,000, or 14.8%, partially offset by an increase of $17,000, or 5.0%, in customer service fees on deposit accounts. For the six months ended June 30, 2019, noninterest income decreased $29,000, or 1.4%, and was $2.1 million for each of the six months ended June 30, 2019 and 2018. The decrease is primarily due to a decrease in other service charges and fees of $131,000, or 12.5%, partially offset by an increase of $113,000 in gains on sales of securities.

Noninterest expense increased $472,000, or 7.4%, to $6.9 million for the three months ended June 30, 2019 compared to $6.4 million for the three months ended June 30, 2018. The primary increases for the three months ended June 30, 2019 were occupancy expense, professional fees, and other expense. The increase of $133,000, or 31.9%, in occupancy expense for the three months ended June 30, 2019 was primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in May 2019. The increase of $167,000, or 50.8%, for the three months ended June 30, 2019 in professional fees was due to increased consulting services to aid in our efforts to implement a continuous improvement culture and our development of deposit products and services. The increase of $189,000, or 22.0%, in other expense was primarily due to other real estate owned expenses and increased telecommunication expenses. For the six months ended June 30, 2019, noninterest expense increased $842,000, or 6.6%, to $13.6 million compared to $12.8 million for the six months ended June 30, 2018. The primary increases for the six months ended June 30, 2019 were salary and employee benefits expense, occupancy expense, and professional fees. The increase of $135,000, or 1.6%, for the six months ended June 30, 2019 in salary and employee benefits was primarily due to a higher number of sales and operations positions compared to the same period in 2018. The increase of $327,000, or 37.7%, in occupancy expense for the six months ended June 30, 2019 was primarily due to the acceleration of our leasehold improvements amortization related to the closure of our Hampton, New Hampshire branch in May 2019. The increase of $341,000, or 59.1%, for the six months ended June 30, 2019 in professional fees was primarily due to increased consulting services to aid in our efforts to implement a continuous improvement culture and our development of deposit products and services.

As of June 30, 2019, total assets have increased $57.1 million, or 5.9%, to $1.0 billion compared to $974.1 million at December 31, 2018. The primary reasons for the increase are increases in net loans, premises and equipment, and other assets, partially offset by a decrease in investments in available-for-sale securities. Net loans increased $49.6 million, or 5.9%, to $885.1 million as of June 30, 2019 compared to $835.5 million at December 31, 2018. The increase in net loans was due to an increase in commercial loans of $36.5 million, or 10.1%, and an increase in commercial real estate loans of $24.2 million, or 6.6%, offset by a decrease of $4.9 million, or 8.6%, in residential real estate loans and a decrease of $4.1 million, or 9.2%, in construction and land development loans. The increase in premises and equipment of $6.7 million, or 41.6%, was primarily due to increases in construction in progress costs of $3.1 million, or 55.4%, and the adoption of ASU (Accounting Standards Update) No. 2016-02, Leases (Topic 842). This standard was effective January 1, 2019 and required us to recognize on our balance sheet right-of-use assets, which approximate the present value of our remaining lease payments. As of June 30, 2019, the balance of our right-of-use assets was $3.8 million. The increase in other assets of $1.8 million, or 63.9%, is primarily due to an increase in receivables and deferred expenses from our second-step conversion and related stock offering. The decrease in investments in available-for-sale securities of $2.8 million, or 5.5%, resulted primarily from principal pay downs partially offset by an increase in the fair value of the securities.

Total liabilities increased $50.9 million, or 6.0%, due to increased deposits, borrowings, and operating lease liabilities, partially offset by a decrease in other liabilities. Deposits were $803.4 million as of June 30, 2019, representing an increase of $35.3 million, or 4.6%, compared to December 31, 2018. The primary reason for the increase in deposits was due to an increase of $40.1 million, or 41.2%, in time deposits and an increase of $10.1 million, or 9.2%, in savings accounts, partially offset by a decrease in NOW and demand deposits of $5.3 million, or 1.6%, and a decrease of $9.6 million, or 4.2% in money market accounts. The increase in time deposits is primarily due to increases in brokered certificates of deposit of $24.7 million, or 44.4%, and an increase of $15.3 million, or 294.7%, from Qwickrate, where we gather certificates of deposit nationwide by posting rates we will pay on these deposits. The increase in savings accounts is primarily due to municipal deposits. NOW and demand deposits and money market accounts decreased due to the decrease in some of our high rate relationships. Borrowings increased $13.9 million, or 20.5%, to $82.0 million as of June 30, 2019 primarily due to funding loan growth. Operating lease liabilities were $3.9 million as of June 30, 2019 due to the adoption of ASU No. 2016-02. The decrease in other liabilities of $2.2 million, or 18.0%, was primarily due to the settlement during the quarter ended June 30, 2019 of the lawsuit involving certain subordinated lienholders that disputed the priority of the Bank’s liens and the right of the Bank to retain proceeds from a foreclosure sale.

As of June 30, 2019, shareholders’ equity was $131.8 million compared to $125.6 million at December 31, 2018, representing an increase of $6.2 million, or 4.9%. The increase is primarily due to net income of $4.7 million for the current year.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is a Massachusetts corporation that was formed in 2011 by The Provident Bank to be its holding company. Approximately 52.3% of Provident Bancorp, Inc.’s outstanding shares are owned by Provident Bancorp, a Massachusetts corporation and a mutual holding company. The Provident Bank, a subsidiary of Provident Bancorp, Inc., is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: the ability to obtain the approval of the Board of Governors of the Federal Reserve or the Massachusetts Commissioner of Banks for the proposed conversion and related stock offering, delays in obtaining such approvals, or adverse conditions imposed in connection with such approvals; general economic conditions; trends in interest rates; the ability of our borrowers to repay their loans; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 978-834-8534

Executive Vice President/CFO

choule@theprovidentbank.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At
	June 30,	December 31,
(In thousands)	2019	2018
	(unaudited)
Assets
Cash and due from banks	$11,285	$10,941
Short-term investments	16,996	17,672
Cash and cash equivalents	28,281	28,613
Investments in available-for-sale securities (at fair value)	48,590	51,403
Federal Home Loan Bank stock, at cost	3,836	2,650
Loans, net	885,126	835,528
Bank owned life insurance	26,576	26,226
Premises and equipment, net	22,776	16,086
Other real estate owned	1,740	1,676
Accrued interest receivable	3,226	2,638
Deferred tax asset, net	6,398	6,437
Other assets	4,626	2,822
Total assets	$1,031,175	$974,079

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$219,497	$195,293
Interest-bearing	583,905	572,803
Total deposits	803,402	768,096
Borrowings	81,963	68,022
Operating lease liabilities	3,901	-
Other liabilities	10,146	12,377
Total liabilities	899,412	848,495
Shareholders' equity:
Preferred stock; authorized 50,000 shares: no shares issued and outstanding	-	-
Common stock, no par value: 30,000,000 shares authorized; 9,662,181 shares issued, 9,625,719 shares outstanding at June 30, 2019 and December 31, 2018	-	-
Additional paid-in capital	46,567	45,895
Retained earnings	88,100	83,351
Accumulated other comprehensive income (loss)	384	(255)
Unearned compensation - ESOP	(2,500)	(2,619)
Treasury stock: 36,462 shares	(788)	(788)
Total shareholders' equity	131,763	125,584
Total liabilities and shareholders' equity	$1,031,175	$974,079

Provident Bancorp, Inc.

Consolidated Income Statements

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2019	2018	2019	2018
	(unaudited)
Interest and dividend income:
Interest and fees on loans	$12,270	$9,925	$23,969	$19,201
Interest and dividends on securities	420	410	824	845
Interest on short-term investments	41	42	67	84
Total interest and dividend income	12,731	10,377	24,860	20,130
Interest expense:
Interest on deposits	1,531	1,009	2,968	1,929
Interest on borrowings	599	204	1,133	318
Total interest expense	2,130	1,213	4,101	2,247
Net interest and dividend income	10,601	9,164	20,759	17,883
Provision for loan losses	1,354	638	2,816	1,294
Net interest and dividend income after provision for loan losses	9,247	8,526	17,943	16,589
Noninterest income:
Customer service fees on deposit accounts	356	339	685	701
Service charges and fees - other	506	594	918	1,049
Gain on sale of securities, net	-	-	113	-
Bank owned life insurance income	173	172	350	343
Other income	21	13	36	38
Total noninterest income	1,056	1,118	2,102	2,131
Noninterest expense:
Salaries and employee benefits	4,274	4,269	8,568	8,433
Occupancy expense	550	417	1,194	867
Equipment expense	109	121	215	243
Data processing	150	193	353	397
Marketing expense	69	61	124	114
Professional fees	496	329	918	577
Directors' fees	188	163	369	326
Other	1,047	858	1,888	1,830
Total noninterest expense	6,883	6,411	13,629	12,787
Income before income tax expense	3,420	3,233	6,416	5,933
Income tax expense	889	843	1,667	1,521
Net income	$2,531	$2,390	$4,749	$4,412

Earnings per share:
Basic	$0.27	$0.26	$0.51	$0.48
Diluted	$0.27	$0.26	$0.51	$0.47

Weighted Average Shares:
Basic	9,280,989	9,233,745	9,274,085	9,226,244
Diluted	9,348,861	9,302,425	9,329,558	9,294,317

Provident Bancorp, Inc.

Selected Financial Ratios

	For the three		For the six
	months ended		months ended
	June 30,		June 30,
(unaudited)	2019	2018	2019	2018
Performance Ratios:
Return on average assets (1)	1.01%	1.07%	0.95%	0.99%
Return on average equity (1)	7.77%	8.04%	7.26%	7.49%
Interest rate spread (1) (3)	4.10%	4.09%	4.07%	4.01%
Net interest margin (1) (4)	4.50%	4.35%	4.45%	4.26%
Non-interest expense to average assets (1)	2.74%	2.87%	2.74%	2.88%
Efficiency ratio (5)	59.05%	62.35%	59.91%	63.89%
Average interest-earning assets to average interest-bearing liabilities	143.91%	146.29%	143.02%	145.42%
Average equity to average assets	12.98%	13.32%	13.14%	13.25%

	At	At	At
	June 30,	December 31,	June 30,
(unaudited)	2019	2018	2018
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans (2)	1.31%	1.38%	1.36%
Allowance for loan losses as a percent of non-performing loans	217.61%	186.55%	149.13%
Non-performing loans as a percent of total loans (2)	0.60%	0.74%	0.91%
Non-performing loans as a percent of total assets	0.53%	0.64%	0.77%
Non-performing assets as a percent of total assets (6)	0.69%	0.81%	0.77%

(1)	Annualized for the three months periods.
(2)	Loans are presented before the allowance but include deferred costs/fees. Loans held-for-sale are excluded.
(3)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and OREO.